Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-167264, 333-145043, 333-139017, and 333-52148 on Forms S-8 and Registration Statements Nos. 333-180737, 333-161165, 333-161893, and 333-185622 on Forms S-3 of our report dated March 17, 2014 on the 2013 consolidated financial statements of Hudson Valley Holding Corp. and Subsidiaries, which report is included in this Annual Report on Form 10-K for Hudson Valley Holding Corp. and Subsidiaries for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

New York, New York

March 13, 2015